                                                                   Exhibit 23(a)

                               CONSENT OF KPMG LLP

                          Independent Auditors' Consent

The Board of Directors
Olin Corporation

     We consent to the use of our report dated January 31, 2002, with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus and the applicable supplements to the prospectus.


/s/ KPMG LLP
Stamford, CT
March 5, 2002